UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2012
ANNUAL MEETING
& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 27, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of the Shareholders of Alabama Power Company will be held at Alabama Power Company’s corporate headquarters, 600 North 18th Street, Birmingham, Alabama 35203 on April 27, 2012 at 8:00 a.m., Central Time, to elect 13 members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or by e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2011 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2011 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2012.

This Information Statement and the 2011 Annual Report also are available to you at http://www.alabamapower.com/financial/.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

William E.  Zales, Jr.
Vice President, Corporate Secretary, and Assistant Treasurer

Birmingham, Alabama
March 28, 2012

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof.  The meeting will be held on April 27, 2012 at 8:00 a.m., Central Time, at the Company’s corporate headquarters, 600 North 18th Street, Birmingham, Alabama  35203.  This Information Statement is initially being provided to shareholders on or about March 28, 2012.  The Information Statement and the 2011 Annual Report also are available on the internet at http://www.alabamapower.com/financial/.

At the meeting, the shareholders will vote to elect 13 members to the Board of Directors and will transact any other business that may properly come before the meeting.  We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company’s common stock, preferred stock, and Class A preferred stock on the record date of March 9, 2012 are entitled to notice of and to vote at the meeting.  On that date, there were 30,537,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company).  There were also 475,115 shares of preferred stock and 12,000,000 shares of Class A preferred stock outstanding on that date.  Holders of shares of the Company’s preference stock are not entitled to vote in the election of Directors.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company’s common stock.  Each share of outstanding common stock counts as one vote.  Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, with par value of $100 per share, counts as two-fifths vote, and each share of the 5.20% Series, the 5.30% Series, and the 5.83% Series of outstanding Class A preferred stock, with stated capital of $25 per share, counts as one-tenth vote.  The Company’s Articles of Incorporation provide for cumulative voting rights for the shares of common stock, preferred stock, and Class A preferred stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner.  In order to be considered for inclusion in the Information Statement for the 2013 Annual Meeting, shareholder proposals must be received by the Company no later than January 28, 2013.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of 13 Directors is to be elected at the annual meeting, with each Director to hold office until the next annual meeting of shareholders.  Each of the named nominees is currently a Director.  If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience.  The background, experiences, and strengths of each nominee contribute to the diversity of the Company’s Board.  The ages of the Directors shown below are as of December 31, 2011.

Charles D. McCrary – Director since 2001
Mr. McCrary, 60, is President, Chief Executive Officer, and Director of the Company and Executive Vice President of Southern Company.  He is a Director of Regions Financial Corporation where he serves as a member of the Audit Committee and has been determined to be an audit committee financial expert.  Mr. McCrary is also a Director of Protective Life Corporation, where he serves on the Corporate Governance and Nominating Committee and the Finance and Investment Committee.  He also serves on the Board of privately-held Mercedes-Benz U.S. International, Inc.  Mr. McCrary is the Chairman of the Economic Development Partnership of Alabama and serves on the Boards of the Business Council of Alabama and the Alabama Power Foundation and as a Trustee on the Boards of Children’s Hospital of Alabama and Auburn University in addition to numerous other civic, community, and industry-related organizations. Given the depth of his knowledge and experience running a regulated company and his other experience, Mr. McCrary is well qualified to be a member the Board.

Whit Armstrong – Director since 1982
Mr. Armstrong, 64, is the Managing Member of Creeke Capital Investments, LLC (a private personal investment company) since August 2011.  He previously served as President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama, from 1975 to 2011, and President, Chief Executive Officer, and Chairman of The Citizens Bank’s holding company, Enterprise Capital Corporation, Inc., from 1979 to 2011.  He is a Director and a member of the Audit and Compensation Committees of Enstar Group Inc.  Mr. Armstrong is Chairman of the Industrial Development Board of the City of Enterprise, former Chairman of the Ethics Commission of the State of Alabama, and a former member of the Alabama State Banking Board.  He also has served or currently serves as a member of the Boards of Troy State University Foundation, Enterprise State Community College Foundation, E.L. Gibson Foundation, and other civic and community organizations.  Mr. Armstrong’s background and long experience as a senior executive of a financial institution, including extensive focus on complex financial issues, and as a leader in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company’s Board.

Ralph D. Cook – Director since 2008
Justice Cook, 67, is an attorney with Hare, Wynn, Newell and Newton, LLP in Birmingham, Alabama. He has been with the firm since February 2001.  Previously, Justice Cook served for 24 years as a District Judge, a Circuit Judge, and an Associate Justice on the Alabama Supreme Court.  He is a member of the National Bar Association, Alabama State Bar, California State Bar, Birmingham and Bessemer Bar Associations, a fellow in the American College of Trial Lawyers, and an elected member of the American Law Institute.  He has served as President of both the Alabama Lawyers Association and the Alabama Association for Justice.  Justice Cook served as Dean and Professor of Miles Law School, Birmingham, Alabama, and also taught at San Jose State University and Cabrillo College in California.  He also has served or currently serves on the Board of Directors of the Birmingham Civil Rights Institute, the Community Foundation of Greater Birmingham, the Salvation Army, the Alabama Civil Justice Foundation, St. Vincent’s Foundation, and other civic and community organizations.  Justice Cook’s background and long experience as an attorney, judge, and leader in civic, educational, and not-for-profit organizations, along with his seasoned legal judgment, are valuable to the Company’s Board.

David J. Cooper, Sr. – Director since 1998
Mr. Cooper, 66, is the Vice Chairman of Cooper/T. Smith Corporation, Mobile, Alabama, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States.  Mr. Cooper served on the Board of Directors of SouthTrust Bank (now Wells Fargo & Company) and serves on the Board of Regions Financial Corporation and is a current member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Regions Board.  Mr. Cooper also serves on the Boards of International Transportation Service, Crescent Towing and Salvage Company, and CSC Assurance.  Mr. Cooper is also on the Boards of the Economic Development Partnership of Alabama and the Alabama State Port Authority and is a Director of the American Automobile Association.  Mr. Cooper is past Chairman of the Mobile Infirmary Medical Center, the International Business Advisory Board, and the UMS-Wright Preparatory School Board of Trustees.  He also is a member of the Japan America Society of Alabama Board of Directors and the Board of Advisors for the Mobile Area Chamber of Commerce.  Mr. Cooper’s background and long experience as a senior executive of a large corporation, his extensive exposure to complex financial issues at large companies, and his leadership in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

Thomas A. Fanning – Director since 2010
Mr. Fanning, 54, has been Chairman of the Board and Chief Executive Officer of Southern Company since December 2010 and also President since August 2010.  He previously served as Chief Operating Officer of Southern Company from February 2008 through July 2010; Executive Vice President and Chief Financial Officer of Southern Company from May 2007 through January 2008; and Executive Vice President, Chief Financial Officer, and Treasurer of Southern Company from April 2003 through May 2007.  He has been an employee of the Southern Company system for over 30 years.  The numerous positions Mr. Fanning has held within the Southern Company system uniquely qualify him to be a Director of the Company.  He understands the electric utility business, the regulatory environment, and other industry-specific matters that affect the Company.  Mr. Fanning is a Director of the Federal Reserve Bank of Atlanta, serving on the Executive Committee and the Audit Committee.  He is also a Director of Georgia Power Company, Southern Power Company, and a number of other Southern Company system companies.  Mr. Fanning served on the Board of The St. Joe Company from 2005 through September 2011.

John D. Johns – Director since 2004
Mr. Johns, 59, is Chairman, President, and Chief Executive Officer of Protective Life Corporation (a holding company whose subsidiaries provide insurance and other financial services), Birmingham, Alabama.  He is a Director of Protective Life Corporation, Regions Financial Corporation, and Genuine Parts Company.  He serves as a member of the Audit Committee and the Compensation Committee of the Board of Regions Financial Corporation and as a member of the Compensation, Nominating and Governance Committee of the Board of Genuine Parts Company.  He previously served on the Boards of John H. Harland Company and Alabama National BanCorporation.  Mr. Johns is also on the Boards of the Economic Development Partnership of Alabama and the Business Council of Alabama.  He is a member of The University of Alabama President’s Cabinet, serves on the Board of Advisors of the Center for Ethics and Social Responsibility at the University of Alabama, and is a Trustee of Birmingham-Southern College and Altamont School. He is a member and former Chairman of Birmingham Business Alliance and has served on the Board of McWane Science Center and Greater Alabama Council Boy Scouts of America.  He is also on the Boards of the Birmingham Civil Rights Institute, Leadership Alabama, and other civic and community organizations.  Mr. John’s background and long experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, his leadership in other business, economic development, civic, educational, and not-for-profit organizations, and his seasoned business judgment are valuable to the Company’s Board.

Patricia M. King – Director since 1997
Ms. King, 66, is President and Chief Executive Officer of Sunny King Automotive Group (automobile dealerships), Anniston, Alabama.  Ms. King is a founding member and Director of Noble Bank and Trust and serves on the Boards of Directors of Stringfellow Memorial Hospital and the Business Council of Alabama. Ms. King also serves as a Director on the Boards of the Knox Concert Series and the Public Education Foundation of Anniston and is a member of the Jacksonville State University College of Commerce and Business Administration Business Advisory Board and other community and civic-related organizations.  Ms. King’s background and long experience as a business owner and as a leader in other business, civic, educational, and not-for-profit organizations, along with her long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

James K. Lowder – Director since 1997
Mr. Lowder, 62, is Chairman of the Board of The Colonial Company and its subsidiaries (real estate development and sales), Montgomery, Alabama.  He serves on the Board of Trustees of Colonial Properties Trust, a real estate investment trust, in Birmingham, Alabama.  He is a current member of the Home Builders Association of Alabama and the Greater Montgomery Home Builders Association.  Mr. Lowder is the Chairman of the Alabama Shakespeare Festival, a past Board member of Leadership Montgomery, past President of the Board of the Montgomery YMCA, and past Chairman of the Montgomery Area United Way Campaign.  Mr. Lowder’s background and long experience as a senior executive and a leader in other business, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

Malcolm Portera – Director since 2003
Dr. Portera, 65, is the retired Chancellor of The University of Alabama System, which is the State of Alabama’s largest higher education enterprise, where he served from 2002 until his retirement in March 2012.  Dr. Portera currently serves on the Board of Directors of Protective Life Corporation, Birmingham, Alabama, where he has served on the Corporate Governance and Nominating Committee and the Finance and Investment Committee.  He previously served as a Director of Regions Financial Corporation, Birmingham, Alabama.  Dr. Portera was formerly the President of Mississippi State University.  Prior to that, Dr. Portera held a number of increasingly important positions with the University of Alabama System and launched a successful business development and strategic planning company.  He also serves in leadership roles for the Birmingham Business Alliance, the Riley Foundation, Southern Research Institute, the University of Alabama at Birmingham Health System, the West Alabama Chamber of Commerce, the Bryant-Jordan Scholarship Foundation, Operation New Birmingham, the University of Alabama at Birmingham Research Foundation, the University of Alabama at Huntsville Foundation, the Alabama Technology Network, and the Public Affairs Research Council of Alabama.  He is the former Chair of the Council of Presidents of the Southeastern Universities Research Association and Vice Chair of the Alabama Research Alliance.  Dr. Portera’s background and long experience in academia and as a leader in other business, civic, educational, and not-for-profit organizations and seasoned business judgment, are valuable to the Company’s Board.

Robert D. Powers – Director since 1992
Mr. Powers, 61, is President of The Eufaula Agency, Inc. (insurance brokerage and real estate).  He maintains professional designations in insurance and finance.  He is a principal and active in a number of business ventures in Eufaula, Alabama.  Currently, Mr. Powers serves as a member of the Eufaula City Council and has served on numerous city commissions and Boards.  Mr. Powers is on the Board of Directors of the Business Council of Alabama, the Economic Development Partnership of Alabama Foundation, and the Alabama Industrial Competitiveness Foundation.  He also serves on the Boards of the United Way of Greater Barbour County, the Eufaula/Barbour County Chamber of Commerce, and the Clearing House/Family Service Center of Barbour County.  Mr. Powers is the President and Director of the Character Council of Alabama and also a Director of the Alabama School Readiness Alliance. He has served in leadership roles in numerous civic, government, business, and charitable organizations, including service in the U.S. Army (active and reserve).  Mr. Powers’ background and long experience as a business owner and as a leader in other business, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

C. Dowd Ritter – Director since 1997
Mr. Ritter, 64, is the retired Chairman and Chief Executive Officer of Regions Financial Corporation and Regions Bank.  He also served as Chairman of the Board, President, and Chief Executive Officer of AmSouth Bancorporation from 1996 until its merger with Regions Financial Corporation in 2008.  Mr. Ritter serves on the Board of Directors of Protective Life Corporation, serving on its Finance and Investment Committee and as Chair of its Compensation and Management Succession Committee, and has retired from the Board of Directors of McWane, Inc., in Birmingham, Alabama.  He is the former Chairman of the Board of Trustees of Birmingham-Southern College and Chairman Emeritus of the Birmingham Business Alliance.  His additional past service to the community includes 2009 Co-Chair of the 50th Anniversary Campaign for The Community Foundation of Greater Birmingham, 2007 Honorary Chairman of the Multiple Sclerosis Society’s Legacy of Leadership Campaign, the Birmingham Civil Rights Institute Campaign Steering Committee, the Sixteenth Street Baptist Church Stabilization Steering Committee, Chairman of the Board of Directors and 1993 Campaign Chair for the United Way of Central Alabama, campaign Co-Chairman for the American Cancer Society’s Five Points South Center and Hope Lodge, member of the Board of Trustees of the Birmingham Museum of Art and Leadership Birmingham, and Director of the Economic Development Partnership of Alabama.  Mr. Ritter’s experience as a senior executive of large financial institutions, extensive exposure to complex financial issues at large public companies, and experience leading other business, economic development, civic, not-for-profit, and educational organizations are valuable to the Company’s Board.

James H.  Sanford – Director since 1983
Mr. Sanford, 67, is Chairperson of HOME Place Farms, Inc. (agriculture, computer services, and real estate investments), a General Partner for HOME Place Capital, Home Place Partners, Owensboro Towne Center, LLC, and Warm Springs, LLC, and a Director of Quickfarm.Com.  He also serves as President of Autauga County Quality Cotton Association and Chairperson of The Legends Park Improvement District, both of Prattville, Alabama.  He has served as a Director and Chairman of the Board of the Federal Reserve Bank of Atlanta, Birmingham Branch and a member of the Commodity Futures Trading Commission Agricultural Advisory Committee.  Mr. Sanford also serves as Chairperson of the Autauga Cotton Commission, Director of the Autauga County Farmers Federation and the Economic Development Partnership of Alabama (EDPA), and Chairman of the EDPA Foundation, Inc. Mr. Sanford is Co-Chairman of the Prattville Area Chamber of Commerce Economic Development Committee and Director of Autauga County United Way.  He serves on the Board for Autauga Foundation, Coosa-Alabama River Improvement Association, Judson College, Montgomery Chamber of Commerce, and Montgomery Area Committee of 100.  He is a member of the Auburn University Research Advisory Board, Auburn University College of Agriculture Dean’s Council, Auburn University Montgomery Trustee Advisory Board, Marion Military Institute Presidential Advisory Council, and Southeastern Livestock Exposition.  Mr. Sanford has served in leadership roles on numerous civic, community, educational Boards, foundations, committees, and councils.  Mr. Sanford’s background and long experience as a business owner and as a leader in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

John C. Webb, IV – Director since 1977
Mr. Webb, 69, is President of Webb Lumber Company, Inc. (wholesale lumber and wood products sales), Demopolis, Alabama.  He was elected to the Demopolis City Council, was a member of the Demopolis Utilities Board, and served as Chairman of the Demopolis Industrial Development Board and member for nearly three decades.  Mr. Webb served as Chairman and member of the Bryan W. Whitfield Memorial Hospital Board of Trustees.  He has served as President, Vice President, Treasurer, and Secretary of the Demopolis Rotary Club and as Demopolis Chamber of Commerce Board Chairman.  Mr. Webb is also active in his community, having served on various committees and groups such as Demopolis Civilian Task Force (an urban renewal group), Demopolis Arts Council, and St. Leo’s Parish Council President.  Mr. Webb’s background and long experience as a business owner and as a leader in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company’s Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors.  The shareholders entitled to vote in the election of Directors have the right to cumulate their votes.  Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees.  A shareholder will not be entitled to vote cumulatively at the Company’s 2012 Annual Meeting unless such shareholder gives the Company notice of his intent to cumulate his vote at least 48 hours before the time set for the meeting.  If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members.  The current nominees for election as Directors consist of 13 members — 11 non-employee Directors, Mr. McCrary, the President and Chief Executive Officer of the Company, and Mr. Fanning, the Chairman of the Board, President, and Chief Executive Officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE).  Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance.  The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders.  In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors.  The pay components for non-employee Directors are:

Annual cash retainer:
¾	$45,000 for Directors serving as chair of a Board committee; $40,000 for other Directors (paid quarterly)

Annual stock retainer:
¾	$30,000 per year payable in shares of Southern Company common stock (Common Stock) (paid quarterly)

Meeting fees:
¾	$1,800 for each Board meeting attended, beginning with the 6th meeting in a calendar year
¾	$1,200 for participation in a meeting of a committee of the Board and for any other Board of Director business-related meeting at which the Director participates as a representative of the Board.

All or a portion of a Director’s cash retainer fee and meeting fees may be paid in Common Stock.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director’s compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Directors of Alabama Power Company (Director Deferred Compensation Plan) until membership on the Board is terminated.  Deferred compensation may be invested as follows, at the Director’s election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock upon leaving the Board,
•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in cash upon leaving the Board, or
•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board.  The Company has established a grantor trust that primarily holds Common Stock that funds the Common

Stock units that are distributed in shares of Common Stock.  Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee Directors during 2011, including amounts deferred in the Director Deferred Compensation Plan.   Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Whit Armstrong	52,200	30,000		894	83,094
Ralph D. Cook	52,900	30,000			82,900
David J. Cooper, Sr.	48,100	30,000			78,100
John D. Johns	49,300	30,000		597	79,897
Patricia M. King	46,900	30,000		1,155	78,055
James K. Lowder	49,300	30,000		661	79,961
Malcolm Portera	46,900	30,000		654	77,554
Robert D. Powers	58,400	30,000		1,282	89,682
C. Dowd Ritter	44,800	30,000			74,800
James H. Sanford	42,400	30,000		1,784	74,184
John C. Webb, IV	51,000	30,000		769	81,769

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of reimbursement for taxes on imputed income associated with gifts and activities provided to attendees at Company-sponsored events.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is beneficial to the Company because Mr. McCrary is the Director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy.  Non-employee Directors and management have different perspectives and roles in strategy development.  The Chief Executive Officer brings Company-specific experience and expertise, while the Company’s non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each regularly scheduled Board of Directors meeting.  The Chairman of the Controls and Compliance Committee presides over these executive sessions.  Information on how to communicate with the Chairman of the Controls and Compliance Committee or the non-employee Directors is provided under “Communicating with the Board” below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Webb, Chairman; Mr. Armstrong, Justice Cook, and Mr. Lowder
•	Met four times in 2011
•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities.  Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices.  The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee.  The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes.  The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm.   Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations.  Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com).   The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Armstrong, Chairman; Mr. Sanford, and Dr. Portera
•	Met two times in 2011
•	Oversees the administration of the Directors’ compensation arrangements and reviews employee compensation

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company’s Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2011, the Southern Company Compensation and Management Succession Committee directly retained Pay Governance LLC as its independent compensation consultant.  The Southern Company Compensation and Management Succession Committee informed Pay Governance LLC that it expected Pay Governance LLC to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements.  The Southern Company Compensation and Management Succession Committee also expected Pay Governance LLC to advise on executive compensation and related corporate governance trends.

During 2011, Pay Governance LLC assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. McCrary, Chairman; Mr. Cooper, Mr. Johns, and Mr. Ritter
•	Met four times in 2011
•	Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board.

Nuclear Committee:

•	Members are Mr. Powers, Chairman; Justice Cook, and Ms. King.
•	Met three times in 2011
•	Reviews nuclear activities
•	Chairman serves on the Southern Nuclear Operating Company, Inc. Nuclear Oversight Committee as a representative of the Board for which he receives meeting fees from the Company.

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company.  All significant risks identified on the Company’s risk profile are reviewed with the full Board at least annually.  In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.  As part of its review of management’s risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company’s risk profile.  This Committee elevates any significant risk issues and changes to the risk profiles to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met four times in 2011.  Average Director attendance at all Board and Committee meetings was 97%.  No nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee.  The full Board, with input from the Company’s President and Chief Executive Officer, identifies Director nominees.  The Board evaluates candidates based on the requirements set forth in the Company’s by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect Director nominees.  Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees.  Southern Company’s President and Chief Executive Officer is on the Company’s Board and may propose on behalf of Southern Company potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors, the Chairman of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203 or by sending an email to apcocorpsec@southernco.com.  The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee.  The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS MEETING

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by Directors.  The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting.  Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary.  One of the Company’s Directors attended the Company’s 2011 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the Board of Directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2011 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scope and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.  At the 2012 annual meeting of Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair
Jon A. Boscia
Warren A. Hood, Jr.
Larry D. Thompson

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2011 and 2010:

	2011 2010
	(in thousands)
Audit Fees (1)	$2,111	$1,921
Audit-Related Fees (2)	179	182
Tax Fees	0	0
All Other Fees	0	0
Total	$2,290	$2,103

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in each of 2011 and 2010.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche.  This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve.  The Audit Committee’s approval of the independent registered public accounting firm’s annual engagement letter constitutes pre-approval of all services covered in the letter.  In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.  The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement.  The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm.  These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible.  In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2012 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche.  In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company’s Chief Executive Officer and Chief Financial Officer in 2011, as well as each of the Company’s other three most highly compensated executive officers serving at the end of the year.  Collectively, these officers are referred to as the named executive officers.

Charles D. McCrary	President and Chief Executive Officer
Philip C. Raymond	Executive Vice President, Chief Financial Officer, and Treasurer
Theodore J. McCullough	Senior Vice President
Zeke W. Smith	Executive Vice President
Steve R. Spencer	Executive Vice President

Executive Summary

Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the Company’s named executive officers for 2011.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
C. D. McCrary	752,219	24	933,091	30	1,403,427	46
P. C. Raymond	268,755	39	222,252	33	189,700	28
T. J. McCullough	217,812	43	160,860	31	131,549	26
Z. W. Smith	267,731	39	221,432	33	187,593	28
S. R. Spencer	411,242	35	374,092	32	393,994	33

(1)  Salary is the actual amount paid in 2011, Short-Term Performance Pay is the actual amount earned in 2011 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2011.  See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

Company financial and operational and Southern Company earnings per share (EPS) goal results for 2011 are shown below.

Financial:	160% of Target
Operational:	177% of Target
EPS:	156% of Target

These levels of achievement resulted in actual payouts that exceeded targets.  Southern Company’s total shareholder return has been:

1-year:	26.9%
3-year:	13.4%
5-year:	9.9%

Compensation and Benefit Beliefs

The Company’s compensation and benefit program is based on the following beliefs:

•	Employees’ commitment and performance have a significant impact on achieving business results;
•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;
•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and
•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company’s executive compensation program should:

•	Be competitive with the companies in the Company’s industry;
•	Motivate and reward achievement of the Company’s goals;
•	Be aligned with the interests of Southern Company’s stockholders and the Company’s customers; and
•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company’s and Southern Company’s business goals.  The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company’s stockholders.  Therefore, short-term performance pay is based on achievement of the Company’s operational and financial goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by business unit financial performance; and one-third determined by EPS performance.  Long-term performance pay is tied to Southern Company stockholder value with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance share units, which reward total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Governance and Pay Practices

•     Annual pay risk assessment required by the Compensation Committee charter.
•	Retention of an independent consultant, Pay Governance LLC, that provides no other services to Southern Company.
•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•    No excise tax gross-up on change-in-control severance arrangements.
•	Provision of limited perquisites and no income tax gross-ups for the President and Chief Executive Officer, except on relocation-related benefits.
•	“No-hedging” provision in the Company’s inside trading policy that is applicable to all employees.
•     Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the executive compensation program.  In doing so, the Compensation Committee uses information from others, principally its independent compensation consultant, Pay Governance LLC.  The Compensation Committee also relies on information from Southern Company’s Human Resources staff and, for individual executive officer performance, from the Company’s and Southern Company’s Chief Executive Officers.  The role and information provided by each of these sources is described throughout this CD&A.

Review of Compensation and Benefits

In 2011, Southern Company conducted an extensive review of its compensation and benefit program.  Numerous focus groups with employees at all levels were conducted and outside consultants were retained to review all aspects of the program.

The review was conducted with the support of, and input from, the Compensation Committee.  The findings of the review confirmed that Southern Company’s compensation and benefit program, including the appropriate payout levels under performance-based pay components, is competitive and consistent with industry peers.  These findings were reviewed with the Compensation Committee.

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.  This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in the electric utility industry, must be tied to and motivate executives to meet short- and long-term performance goals, must foster and encourage alignment of executive interests with the interests of Southern Company’s stockholders and the Company’s customers, and must not encourage excessive risk-taking.  The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance.  The program is performance-based in several respects:

•
Business unit performance, which includes return on equity (ROE), and operational performance compared to target performance levels established early in the year, and EPS determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Common Stock price changes result in higher or lower ultimate values of stock options.

•	Southern Company’s total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers, but to thousands of the Company’s employees.  The Performance Pay Program covers almost all of the approximately 6,600 Company employees. Stock options and performance shares are granted to over 500 of the Company’s employees. These programs engage employees, which ultimately is good not only for them, but also for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program has several components, each of which plays a different role. The following chart discusses the intended role of each material pay component, what it rewards, and why it is used.  Following the chart is additional information that describes how 2011 pay decisions were made.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Base Salary	Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.	Market practice. Provides a threshold level of cash compensation for job performance.
Annual Performance-Based Compensation: Performance Pay Program	The Performance Pay Program rewards achievement of business unit operational and financial goals and EPS.	Market practice. Focuses attention on achievement of short-term goals that ultimately work to fulfill the mission to customers and lead to increased stockholder value in the long term.
Long-Term Performance-Based Compensation: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns recipients’ interests with those of Southern Company’s stockholders.
Long-Term Performance-Based Compensation: Performance Shares	Performance shares provide equity compensation dependent on Southern Company’s three-year total shareholder return versus industry peers.
Market practice.

Performance-based compensation.

Aligns recipients’ interests with Southern Company’s stockholders’ interests since payouts are dependent on the returns realized by Southern Company’s stockholders versus those of industry peers.

Retirement Benefits
Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or part of performance-based non-equity compensation in either a prime interest rate or Common Stock account.

The Supplemental Benefit Plan counts pay, including deferred salary, that is ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual performance-based pay above 15% of base salary for pension purposes.

To retain mid-career hires, supplemental retirement agreements give pension credit for years of relevant experience prior to employment with the Company or its affiliates.

Represents an important component of competitive market-based compensation in both the peer group and generally.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Pay Element	Intended Role and What the Element Rewards	Why the Element Is Used
Perquisites and Other Personal Benefits
Personal financial planning maximizes the perceived value of the executive compensation program to executives and allows them to focus on operations.

Relocation benefits cover the costs associated with geographic relocations at the request of the Company.

For the President and Chief Executive Officer, tax gross-ups are not provided on any perquisites.
These limited perquisites represent an effective, low-cost means to retain key talent.
Severance Arrangements
Change-in-control plans provide severance pay, accelerated vesting, and payment of short- and long-term performance-based compensation upon a change in control of the Company coupled with involuntary termination not for cause or a voluntary termination for “Good Reason.”

Market practice.

Providing protections to executives upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, the Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Pay Governance LLC, the independent compensation consultant retained by the Compensation Committee. The companies included each year in the primary peer group are those whose data is available through the consultant’s database. Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

AGL Resources Inc.	Energy Future Holdings Corp.	PG&E Corporation
Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	Exelon Corporation	PPL Corporation
Ameren Corporation	FirstEnergy Corp.	Progress Energy, Inc.
American Electric Power Company, Inc.	Hawaiian Electric Industries, Inc.	Public Service Enterprise Group Incorporated
Atmos Energy Corporation	Integrys Energy Group, Inc.	Puget Energy, Inc.
Calpine Corporation	LG&E and KU Energy LLC	Salt River Project
CenterPoint Energy, Inc.	MDU Resources Group, Inc.	SCANA Corporation
CMS Energy Corporation	Mirant Corporation	Sempra Energy
Consolidated Edison, Inc.	New York Power Authority	Spectra Energy Corp.
Constellation Energy Group, Inc.	NextEra Energy, Inc.	TECO Energy, Inc.
CPS Energy	Nicor Inc.	Tennessee Valley Authority
Dominion Resources, Inc.	Northeast Utilities	The Williams Companies, Inc.
DTE Energy Company	NRG Energy, Inc.	UGI Corporation
Duke Energy Corporation	NSTAR	Vectren Corporation
Dynegy Inc.	NV Energy, Inc.	Wisconsin Energy Corporation
Edison International	OGE Energy Corp.	Xcel Energy Inc.
El Paso Corporation	Pepco Holdings, Inc.

Southern Company is one of the largest utility holding companies in the United States based on revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well.  For that reason, the consultant size-adjusts the survey market data in order to fit it to the scope of Southern Company’s business.

In using this market data, market is defined as the size-adjusted 50th percentile (median) of the survey data, with a focus on pay opportunities at target performance (rather than actual plan payouts).  Market data for the chief executive officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2011 compensation amounts. Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of similar size in the electric utility industry. The total target compensation opportunity established in early 2011 for each named executive officer is shown in the following table.

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
C. D. McCrary	758,611	568,958	1,403,427	2,730,996
P. C. Raymond	271,039	135,519	189,700	596,258
T. J. McCullough	219,305	98,687	131,549	449,541
Z. W. Smith	270,039	135,020	187,593	592,652
S. R. Spencer	414,737	228,105	393,994	1,036,836

The salary levels shown above were not effective until March 2011.  Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2011.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $3.25 per option and performance shares at $35.97 per unit.  These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data.  The mix of stock options and performance shares granted were 40% and 60%, respectively, of the long-term value shown above.

As discussed above, the Compensation Committee targets total compensation opportunities for senior management as a group at market.  Therefore, some executives may be paid somewhat above and others somewhat below market.  This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance.  The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions.  The average total target compensation opportunities for the named executive officers for 2011 were at the median of the market data described above.  Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, slight differences are not considered to be material and the compensation program is believed to be market-appropriate.  Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

In 2010, Pay Governance LLC, the Compensation Committee’s independent consultant, analyzed the level of actual payouts for 2009 performance under the annual Performance Pay Program to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2011.  That analysis was updated in 2011 by Pay Governance LLC for 2010 performance, and those findings were used in establishing goals for 2012.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2011 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2011.

With the exception of Mr. McCrary, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above. The actual base salary level set for each of these named executive officers are within the pre-established salary ranges.  Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position, and individual performance.  Individual performance includes the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations in prior years.  Mr. McCrary’s total target compensation opportunity, including base salary, is not within a position level band.  It is set directly by the Compensation Committee using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.

Base salaries for Messrs. Raymond, Smith, and Spencer were recommended by Mr. McCrary to Southern Company’s Chief Executive Officer.  The base salary for Mr. McCullough, who serves as an executive officer of the Company and of Southern Company’s generation business unit (Southern Company Generation), was recommended by Southern Company’s Chief Operating Officer, who is the senior executive of Southern Company Generation, with input from Mr. McCrary.  Mr. McCrary also is an executive officer of Southern Company.  His base salary was recommended by Southern Company’s Chief Executive Officer to the Compensation Committee and was influenced by the above-described market data.  The base salary for Mr. McCrary was approved by the Compensation Committee.  The base salaries of the other named executive officers were approved by Southern Company’s Chief Executive Officer.

2011 Performance-Based Compensation

This section describes performance-based compensation for 2011.

Achieving Operational and Financial Goals — The Guiding Principle for Performance-Based Compensation

The number one priority is to continue to provide the Company’s customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits the Company and Southern Company’s stockholders in the short and long term.  Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2011, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices; and

•	Meeting energy demand with the best economic and environmental choices.

In 2011, the Company also focused on and rewarded:

•	EPS growth;

•	Company ROE – target performance level in the top quartile of comparable electric utilities;

•	Southern Company dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2011 Annual Performance Pay Program

Program Design

The Performance Pay Program is Southern Company’s annual performance-based compensation program. Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee.

•
For Southern Company’s traditional operating companies (including the Company, Georgia Power Company, Gulf Power Company, and Mississippi Power Company), operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, and culture.

•
EPS is defined as Southern Company’s earnings from continuing operations divided by average shares outstanding during the year.  The EPS performance measure is applicable to all participants in the Performance Pay Program.

•
For Southern Company’s traditional operating companies, the business unit financial performance goal is ROE, which is defined as the traditional operating company’s net income divided by average equity for the year.

•
For Southern Company Generation, the operational goals are aggregated for all of the traditional operating companies and Southern Company’s nuclear operating company (Southern Nuclear).  The business unit financial goal is based 90% on the aggregate ROE goal performance for the traditional operating companies and 10% on Southern Power Company net income.

For all of the named executive officers, except for Mr. McCullough, the annual Performance Pay Program payout attributable to business unit performance is calculated using the Company’s ROE and operational goals.  For Mr. McCullough, it is based 60% on the Company’s results and 40% on Southern Company Generation’s results.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.  For the financial goals, such adjustments could include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition.  No adjustments to goal achievement were made in 2011.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Satisfaction — Customer satisfaction surveys evaluate performance.  The survey results provide an overall ranking, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.

Availability — Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.

Nuclear Plant Operation — This goal includes a measure for nuclear safety as rated by independent industry evaluators. It also includes nuclear plant reliability and a subjective assessment of progress on the construction and licensing of Georgia Power Company’s two new nuclear units, Plant Vogtle Units 3 and 4. Nuclear reliability is a measurement of the percentage of time a nuclear plant is operating, except during planned outages.

Safety — Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the Company’s ranking, as compared to peer utilities in the Southeastern Electric Exchange.

Culture — The culture goal seeks to improve the Company’s inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.

The ranges of performance levels established for the primary operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operation	Safety	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed target	Industry best	Significantly exceed targets	Greater than top 20th percentile and Southern Company best	Significant improvement
Target	Top quartile overall	Historical Company average	Top quartile	Meet targets	Top 40th percentile	Improvement
Threshold	2nd quartile overall	Significantly below target	2nd quartile	Significantly below targets	Top 60th percentile	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals.  Collectively, customer satisfaction, reliability, availability, and nuclear plant operation are weighted 60% and safety and culture are weighted 20% each.  If goal achievement is below threshold, there is no payout associated with the applicable goal.

Southern Company EPS and Business Unit Financial Performance:

The range of Southern Company EPS, business unit ROE, and Southern Power Company net income goals for 2011 is shown below. ROE goals vary from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	EPS ($)	Business Unit ROE (%)	Southern Power Company Net Income ($) (millions)
Maximum	2.65	14.0	150
Target	2.52	12.0	130
Threshold	2.39	10.0	110

For 2011, the Compensation Committee established a minimum EPS performance threshold that must be achieved.  If EPS was less than $2.27 (90% of Target), not only would there have been no payout associated with EPS performance, but overall payouts under the Performance Pay Program would have been reduced by 10% of Target.

In setting the goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

2011 Achievement

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2011.  Targets are set as a percentage of base salary.  Mr. McCrary’s target was set at 75%, Messrs. Raymond’s, Smith’s, and Spencer’s targets were set at 50%, and Mr. McCullough’s target was set at 45%.  Actual payouts were determined by adding the payouts derived from EPS and applicable business unit operational and financial performance goal achievement for 2011 and dividing by three.  EPS exceeded the minimum threshold established and therefore payouts were not affected.  Actual 2011 goal achievement is shown in the following tables.

Operational Goal Results:

Company

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	182
Availability	200
Safety	134
Culture	160

Southern Company Generation

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	197
Availability	200
Safety	200
Culture	151
Southern Nuclear Plant Operation	153

Overall, the levels of achievement shown above resulted in an operational goal performance factor of 177% for the Company and 187% for Southern Company Generation.

Financial Goal Results:

Goal	Result	Achievement Percentage
EPS	$2.57	156
Company ROE	13.19%	160
Aggregate ROE	12.6%	131
Southern Power Company net income	$162 million	200

The aggregate ROE and Southern Power Company net income achievement resulted in a business unit financial achievement percentage for Southern Company Generation of 138%.

A total performance factor is determined by adding the EPS and applicable business unit financial and operational goal performance results and dividing by three.  The total performance factor is multiplied by the target Performance Pay Program opportunity, as described above, to determine the payout for each named executive officer.  The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
C. D. McCrary	568,958	164	933,091
P. C. Raymond	135,519	164	222,252
T. J. McCullough	98,687	163	160,860
Z. W. Smith	135,020	164	221,432
S. R. Spencer	228,105	164	374,092

Long-Term Performance-Based Compensation

Long-term performance-based awards are intended to promote long-term success and increase Southern Company’s stockholder value by directly tying a substantial portion of the named executive officers’ total compensation to the interests of Southern Company’s stockholders.  The long-term awards provide an incentive to grow Southern Company’s stockholder value.

Southern Company stock options represent 40% of the long-term performance target value and performance shares represent the remaining 60%.  The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives.  Stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on total shareholder return relative to industry peers, as well as stock price.

The following table shows the grant date fair value of the long-term performance-based awards in total and each component awarded in 2011.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
C. D. McCrary	561,369	842,058	1,403,427
P. C. Raymond	75,891	113,809	189,700
T. J. McCullough	52,631	78,918	131,549
Z. W. Smith	75,043	112,550	187,593
S. R. Spencer	157,599	236,395	393,994

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.  For the grant made to Mr. McCrary in 2011, unvested options are forfeited if he retires and accepts a position with a peer company within two years of retirement.  The value of each stock option was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating that amount are discussed in Note 8 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (2011 Annual Report).  For 2011, the Black-Scholes value on the grant date was $3.25 per stock option.

Performance Shares

Performance shares are denominated in units, meaning no actual shares are issued at the grant date.  A grant date fair value per unit was determined.  For the grant made in 2011, that value per unit was $35.97.  See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value.  The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers.  Each performance share unit represents one share of Common Stock. At the end of the three-year performance period, the number of units will be adjusted up or down (0% to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Philadelphia Utility Index and the custom peer group.  The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors.  The Philadelphia Utility Index was chosen because it is a published index and, because it includes a larger number of peer companies, it can mitigate volatility in results over time, providing an appropriate level of balance.  The peer groups vary from the Market Data peer group (as listed on page 17) due to the timing and criteria of the peer selection process; however, there is significant overlap.  The results of the two peer groups will be averaged.  The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period.  No dividends or dividend equivalents will be paid or earned on the performance share units.

The companies in the Philadelphia Utility Index on the grant date are listed below.

Ameren Corporation	Exelon Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	NextEra Energy, Inc.
Consolidated Edison, Inc.	Northeast Utilities
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources, Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group Incorporated
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
Entergy Corporation

The companies in the custom peer group are listed below.

American Electric Power Company, Inc.	PG&E Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
Duke Energy Corporation	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
NSTAR

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2011 through 2013 performance period.  Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period.  A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares.  Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

More information about stock options and performance shares is contained in the Grants of Plan-Based Awards table and the accompanying information.

Performance Dividends

The Compensation Committee terminated the Performance Dividend Program in 2010.  The value of performance dividends represented a significant portion of long-term performance-based compensation that was awarded prior to 2010.  At target performance levels, performance dividends represented up to 65% of the total long-term value granted over the 10-year term of stock options.  Therefore, because performance dividends were awarded for years prior to 2010, in fairness to participants, the outstanding performance dividend awards were not cancelled.  The Compensation Committee approved a three-year transition period, beginning with the 2007 through 2010 performance-measurement period, to continue to pay performance dividends, if earned, on stock options that were granted prior to 2010.  The grant of performance shares, described above, replaced performance dividend awards beginning in 2010.  Therefore, performance dividends were paid on stock options granted prior to 2010 that were outstanding at the end of the four-year performance-measurement period that ended December 31, 2011, as reported in the Summary Compensation Table, and will be paid for one more uncompleted four-year performance-measurement period, 2009 through 2012.  Because performance dividends granted prior to 2008 were paid on all stock options held at the end of each applicable performance-measurement period, absent the exercise of stock options, the number of stock options upon which performance dividends were paid increased over each four-year performance-measurement period due to annual stock option grants.   During the transition period, the outstanding performance dividends are paid only on stock options granted prior to 2010.  Because performance shares are earned at the end of a three-year performance period, both the last award of performance dividends and the first award of performance shares will be earned at the end of 2012.

Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per eligible stock option held at the end of the performance-measurement period.  Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies.  The peer group was determined at the beginning of each four-year performance-measurement period.  The peer group for performance dividends was set by the Compensation Committee at the beginning of the four-year performance-measurement period.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters. In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter. To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2011 Payout

The peer group used to determine the 2011 payout for the 2008 through 2011 performance-measurement period consisted of utilities with revenues of $1.2 billion or more with regulated revenues of 60% or more. Those companies are listed below.

Allegheny Energy, Inc.	Entergy Corporation	Progress Energy, Inc.
Alliant Energy Corporation	Exelon Corporation	Puget Energy, Inc.
Ameren Corporation	Hawaiian Electric Company, Inc.	SCANA Corporation
American Electric Power Company, Inc.	NextEra Energy, Inc.	TECO Energy, Inc.
Avista Corporation	NiSource Inc.	UIL Holdings Corporation
CMS Energy Corporation	Northeast Utilities	Unisource Energy Corporation
Consolidated Edison, Inc.	NSTAR	Vectren Corporation
Dominion Resources, Inc.	NV Energy, Inc.	Westar Energy, Inc.
DPL Inc.	Pepco Holdings, Inc.	Wisconsin Energy Corporation
DTE Energy Corporation	PG&E Corporation	Xcel Energy Inc.
Duke Energy Corporation	Pinnacle West Capital Corporation

The scale below determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each eligible stock option held at December 31, 2011, based on performance during the 2008 through 2011 performance-measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2011, was the 38th, 41st, 69th, and 71st percentile, respectively, resulting in a total payout of 112% of the target level (56.1% of the full year’s Common Stock dividend), or $1.05.  This amount was multiplied by each named executive officer’s eligible outstanding stock options as of December 31, 2011 to calculate the payout under the program.  The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Timing of Performance-Based Compensation
As discussed above, the 2011 annual Performance Pay Program goals and the Southern Company total shareholder return goals applicable to performance shares were established at the February 2011 Compensation Committee meeting.  Annual stock option grants also were made at that meeting.  The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material, non-public information.  This procedure is consistent with prior practices.  Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee.  The exercise price of options granted to employees in 2011 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits
As mentioned above, certain post-employment compensation is provided to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation.  The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan.  (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 16 of this CD&A.)  See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers.  The Company has a supplemental retirement agreement (SRA) with Mr. Raymond.  Prior to his employment, Mr. Raymond provided valuable services to the Company and its affiliates through his work on energy industry regulatory matters.  Mr. Raymond’s agreement provides retirement benefits as if he was employed an additional eight years.  Mr. Raymond must remain employed at the Company or an affiliate of the Company for five years from the effective date of the SRA before vesting in the benefits.  The vesting date for the SRA is September 15, 2015.  The SRA provides a benefit which recognizes the expertise he brought to the Company and provides a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan.  See the Nonqualified Deferred Compensation table and the information accompanying it for more information about the Deferred Compensation Plan.

Change-in-Control Protections

The Compensation Committee initially approved the change-in-control protection program in 1998 to provide certain compensatory protections to employees, including the named executive officers, upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.”  This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

In 2011, the Compensation Committee made changes to the program that were effective immediately.   Notably, the following changes were made:

•
Reduction of severance payment level from three times base salary plus target Performance Pay Program opportunity to two times that amount for all executive officers of Southern Company, including Mr. McCrary, except for the Chief Executive Officer of Southern Company.  (In 2009, the Compensation Committee lowered the severance payment level for all other officers from two times base salary plus target Performance Pay Program opportunity to one times that amount.)

•	Elimination of excise tax gross-up for all participants, including all of the named executive officers.

After the changes made in 2009 and 2011, Mr. McCrary’s severance level is two times base salary plus target Performance Pay Program opportunity, and it is one times that amount for all other named executive officers of the Company.

More information about severance arrangements is included in the section entitled Potential Payments upon Termination or Change in Control.

Perquisites
The Company provides limited perquisites to the named executive officers.  The perquisites provided in 2011, including amounts, are described in detail in the information accompanying the Summary Compensation Table.

Executive Stock Ownership Requirements
Officers of Southern Company and its subsidiaries that are in a position of Vice President or above are subject to stock ownership requirements.  All of the Company’s named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan.  One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled.  The ownership requirement is reduced by one-half at age 60.  Mr. McCrary is age 60 or over.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
C. D. McCrary	1.5 Times	3 Times
P. C. Raymond	2 Times	4 Times
T. J. McCullough	2 Times	4 Times
Z. W. Smith	2 Times	4 Times
S. R. Spencer	3 Times	6 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement and newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirements.

Impact of Accounting and Tax Treatments on Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of the compensation of Southern Company’s named executive officers, including Mr. McCrary, that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company’s stockholders.  Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of the performance-based compensation is paid.  For tax purposes, in order to ensure that annual performance-based compensation is fully deductible under Section 162(m) of the Code, in February 2011, the Compensation Committee approved a formula that represented a maximum annual performance-based compensation amount payable.  For 2011 performance, the Compensation Committee used (for annual performance-based compensation) negative discretion from the formula amount to determine the actual payouts pursuant to the methodologies described above.  Because Southern Company’s policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Southern Company Policy on Recovery of Awards
Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging the Economic Risk of Stock Ownership
The Company’s policy is that employees and outside Directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement.  The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair
Henry A. Clark, III
H. William Habermeyer, Jr.
Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2009, 2010, and 2011 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Charles D. McCrary	2011	752,219	0	842,058	561,369	1,424,219	1,733,395	44,676	5,357,936
President, Chief	2010	704,520	0	779,192	519,461	1,534,615	919,066	42,285	4,499,139
Executive Officer,	2009	687,713	0	0	431,932	1,350,171	1,195,625	48,375	3,713,816
and Director

Philip C. Raymond	2011	268,755	0	113,809	75,891	289,802	336,611	108,294	1,193,162
Executive Vice President, Chief	2010	245,106	25,771	85,087	56,742	235,693	422,630	306,895	1,377,924
Financial Officer,
and Treasurer

Theodore J.	2011	217,812	0	78,918	52,631	199,303	183,613	48,170	780,447
McCullough	2010	201,212	20,965	45,225	30,152	170,595	112,416	319,178	899,743
Senior Vice President

Zeke W. Smith	2011	267,731	0	112,550	75,043	245,856	351,849	29,904	1,082,933
Executive Vice	2010	207,560	0	46,219	30,816	225,805	221,156	5,631	737,187
President

Steven R. Spencer	2011	411,242	0	236,395	157,599	463,287	627,755	26,093	1,922,371
Executive Vice	2010	391,068	0	199,159	132,790	553,680	349,173	24,599	1,650,469
President	2009	393,771	0	0	117,439	450,282	478,761	29,664	1,469,917

Column (a)

Messrs. McCullough, Raymond, and Smith were not executive officers of the Company prior to 2010.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2011.  Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2011.  The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model.  No amounts will be earned until the end of the three-year performance period on December 31, 2013.  The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee.  The aggregate grant date fair value of the performance shares granted in 2011 to Messrs. McCrary, Raymond, McCullough, Smith, and Spencer, assuming that the highest level of performance is achieved, is $1,684,115, $227,618, $157,836, $225,100, and $472,790, respectively (200% of the amount shown in the table).  See Note 8 to the financial statements in the 2011 Annual Report for a discussion of the assumptions used in calculating these amounts.

As described in detail in the CD&A, in 2010, the first awards of performance shares were made and no further awards of performance dividends were made.  In 2009, stock options were awarded (as shown in column (f)) with associated performance dividends, as described in the CD&A.  The grant date value of performance dividends was reported in the CD&A and the threshold, target, and maximum payouts of performance dividends based on certain assumptions were reported in the Grants of Plan-Based Awards table.  However, because of SEC disclosure requirements, no grant date value for performance dividend awards was disclosed in the Summary Compensation ,i

Table in the year granted.  Instead, the actual cash payouts in the applicable year with respect to all outstanding performance dividends were reported as Non-Equity Incentive Plan Compensation in column (g).  The grant date value for performance dividends, as reported in the CD&A for 2009, is as follows:

($)
C. D. McCrary	753,481
P. C. Raymond	87,116
T. J. McCullough	46,519
Z. W. Smith	47,546
S. R. Spencer	204,866

Column (f)

This column reports the aggregate grant date fair value of stock options.  See Note 8 to the financial statements in the 2011 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the annual Performance Pay Program and under the Performance Dividend Program.  The amount reported for annual performance-based compensation is for the one-year performance period ended December 31, 2011.  The amount reported for performance dividends is the amount earned at the end of the four-year performance-measurement period of January 1, 2008 through December 31, 2011.  These awards were granted by the Compensation Committee in 2008 and were paid on stock options granted prior to 2010 that were outstanding at the end of 2011.  As described in the CD&A, the Performance Dividend Program was eliminated by the Compensation Committee in 2010 and replaced with performance shares.  The payout reported in column (g) is the second payout in the three-year transition period as described in the CD&A.  The Performance Pay Program, the Performance Dividend Program, and performance shares are described in detail in the CD&A.

The amounts paid under each program to the named executive officers are shown below.

	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
C. D. McCrary	933,091	491,128	1,424,219
P. C. Raymond	222,252	67,550	289,802
T. J. McCullough	160,860	38,443	199,303
Z. W. Smith	221,432	24,424	245,856
S. R. Spencer	374,092	89,195	463,287

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2009, 2010, and 2011.  The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date.  The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any other Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65.  As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2011, see the information following the Pension Benefits table.  The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2010 and December 31, 2011 follow:

•	Discount rate for the Pension Plan was decreased to 5.0% as of December 31, 2011 from 5.55% as of December 31, 2010

•	Discount rate for the supplemental pension plans was decreased to 4.65% as of December 31, 2011 from 5.05% as of December 31, 2010

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP).  However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

This column reports the following items: perquisites; tax reimbursements on certain perquisites; the employer contributions in 2011 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan, intended to meet requirements of Section 401(k) of the Code; and contributions in 2011 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP).  The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2011 are itemized below.
	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
C. D. McCrary	8,146	-	10,662	25,868	44,676
P. C. Raymond	88,484	6,103	12,495	1,212	108,294
T. J. McCullough	35,572	1,490	11,108	-	48,170
Z. W. Smith	11,709	4,036	12,812	1,347	29,904
S. R. Spencer	5,931	1,125	10,559	8,478	26,093

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers.  The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided.  In the initial year, the allowed amount is $15,000.  The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Relocation Benefits are provided to cover the costs associated with geographic relocation.  Messrs. Raymond and McCullough relocated from Pensacola, Florida to Birmingham, Alabama in 2010.  During 2011, Messrs. Raymond and McCullough received relocation-related benefits in the amount of $80,509 and $29,686, respectively.  Relocation assistance includes the incremental cost paid or incurred by the Company for relocation, including home sale and home repurchase assistance (closing costs), shipment of household goods, and temporary housing costs during the move.  Also, as provided in the Company’s relocation policy, tax assistance was provided on the taxable relocation benefits.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel.  If seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight.  However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.  In certain rare cases, personal use for an employee, except the Chief Executive Officer, may be approved by the Chief Executive Officer.  In such cases, the incremental cost of the personal use (principally fuel cost) is included.

Other Miscellaneous Perquisites.  The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2011

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2011 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (i)	Exercise or Base Price of Option Awards ($/Sh) (j)	Grant Date Fair Value of Stock and Option Awards ($) (k)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
C. D. McCrary	2/14/2011	5,690	568,958	1,137,916
	2/14/2011				234	23,410	46,820			842,058
	2/14/2011							172,729	37.97	561,369
P. C. Raymond	2/14/2011	1,355	135,519	271,038
	2/14/2011				32	3,164	6,328			113,809
	2/14/2011							23,351	37.97	75,891
T. J.	2/14/2011	987	98,687	197,374
McCullough	2/14/2011				22	2,194	4,388			78,918
	2/14/2011							16,194	37.97	52,631
Z. W. Smith	2/14/2011	1,350	135,020	270,040
	2/14/2011				31	3,129	6,258			112,550
	2/14/2011							23,090	37.97	75,043
S. R. Spencer	2/14/2011	2,281	228,105	456,210
	2/14/2011				66	6,572	13,144			236,395
	2/14/2011							48,492	37.97	157,599

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2011 as described in the CD&A.  The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee.  The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2011, as described in the CD&A.  The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee.  Earned performance shares will be paid out in Common Stock following the end of the 2011 through 2013 performance period, based on the extent to which the performance goals are achieved.  Any shares not earned are forfeited.

Columns (i) and (j)

Column (i) reflects the number of stock options granted to the named executive officers in 2011, as described in the CD&A, and column (j) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (k)

This column reflects the aggregate grant date fair value of the performance shares and stock options granted in 2011.  For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model.  For stock options, the value is derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2011 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares) held by or granted to the named executive officers as of December 31, 2011.

Name (a)	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (g)
C. D. McCrary	86,454 99,178 102,333 99,789 0 0 0	0 0 0 0 79,987 155,294 172,729	32.70 33.81 36.42 35.78 31.39 31.17 37.97	02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019 02/15/2020 02/14/2021	493	22,821
P. C. Raymond	9,463 8,882 9,264 8,980 18,496 0 0	0 0 0 0 9,248 16,963 23,351	32.70 33.81 36.42 35.78 31.39 31.17 37.97	02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019 02/15/2020 02/14/2021	60	2,777
T. J. McCullough	2,468 5,108 5,449 8,772 9,877 0 0	0 0 0 0 4,938 9,014 16,194	32.70 33.81 36.42 35.78 31.39 31.17 37.97	02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019 02/15/2020 02/14/2021	37	1,713
Z. W. Smith	9,249 8,965 0 0 0	0 0 5,047 9,212 23,090	36.42 35.78 31.39 31.17 37.97	02/19/2017 02/18/2018 02/16/2019 02/15/2020 02/14/2021	46	2,129
S. R. Spencer	29,437 33,763 0 0 0	0 0 21,748 39,698 48,492	36.42 35.78 31.39 31.17 37.97	02/19/2017 02/18/2018 02/16/2019 02/15/2020 02/14/2021	132	6,110

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2005 through 2008 with expiration dates from 2015 through 2018 were fully vested as of December 31, 2011.  The options granted in 2009, 2010, and 2011 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2009	February 16, 2019	February 16, 2012
2010	February 15, 2020	February 15, 2013
2011	February 14, 2021	February 14, 2014

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

Column (f) reflects the threshold number of performance shares that can be earned at the end of the three-year performance periods  (December 31, 2012 and December 31, 2013) that were granted in 2010 and 2011.  The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 30, 2011 ($46.29).  See further discussion of performance shares in the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
C. D. McCrary	237,623	2,034,217	0	0
P. C. Raymond	12,678	116,575	0	0
T. J. McCullough	7,507	80,216	0	0
Z. W. Smith	26,727	270,505	0	0
S. R. Spencer	122,424	1,055,960	0	0

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2011 and column (c) reflects the value realized.  The value realized is the difference in the market price over the exercise price on the exercise date.

No stock awards (performance shares) vested in 2011.

PENSION BENEFITS AT 2011 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
C. D. McCrary	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	37.00 37.00 37.00	1,372,089 6,032,274 1,963,422	0 0 0
P. C. Raymond	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan Supplemental Retirement Agreement	20.00 20.00 20.00 8.00	493,064 141,308 199,436 377,444	0 0 0 0
T. J. McCullough	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	23.75 23.75 23.75	419,345 78,294 150,471	0 0 0
Z. W. Smith	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	28.75 28.75 28.75	668,597 212,331 278,741	0 0 0
S. R. Spencer	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	32.83 32.83 32.83	1,018,692 1,507,509 611,172	0 0 0

Pension Plan
The Pension Plan is a tax-qualified, funded plan.  It is Southern Company’s primary retirement plan.  Generally, all full-time employees participate in this plan after one year of service.  Normal retirement benefits become payable when participants attain age 65 and complete five years of participation.  The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below.  Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits.  The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200.  The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay.  The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008.  A statutory limit restricts the amount considered each year; the limit for 2011 was $245,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation.  For this formula, the final average pay computation is the same as above, but annual performance-based compensation paid during each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have during employment attained age 50 and completed 10 years of participation.  Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement.  However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.  For example, 64% of the formula benefits are payable starting at age 55.  As of December 31, 2011, Mr. McCullough was not retirement-eligible.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse.  A reduction applies if a retiring participant chooses a payment form other than a single life annuity.  The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service.  All of the named executive officers are vested in their Pension Plan benefits.  Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years.  If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse.  A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately.  Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50.   After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.   Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes.  The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments.  Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)
The SBP-P is an unfunded retirement plan that is not tax qualified.  This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits.  The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored.  When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value.  It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime.  The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than 6%.  Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation.  If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation.  The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.  If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement.  If a vested participant’s death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)
The SERP also is an unfunded retirement plan that is not tax qualified.  This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation.  To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts to the extent they exceed 15% of those base rates (ignoring statutory limits).  This final average pay is used in the 1.7% offset formula to derive a gross benefit.  The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.  The SERP’s early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P’s provisions.  However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible.  More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments upon Termination or Change in Control.

Supplemental Retirement Agreement (SRA)
The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates.  Information about the SRA with Mr. Raymond is included in the CD&A.

The following assumptions were used in the present value calculations:

•	Discount rate — 5.00% Pension Plan and 4.65% supplemental plans as of December 31, 2011,
•	Retirement date — Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement — None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity,
•	Spouse ages — Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date — 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination — 4.00% discount rate for single sum calculation and 4.75% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2011 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
C. D. McCrary	0	25,868	186,807	0	1,519,627
P. C. Raymond	0	1,212	177	0	1,965
T. J. McCullough	17,060	0	25,237	0	119,997
Z. W. Smith	91,620	1,347	19,615	0	241,683
S. R. Spencer	0	8,478	37,483	0	183,311

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred — the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2011, the rate of return in the Stock Equivalent Account was 26.9%, which was Southern Company’s total shareholder return for 2011.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The interest rate earned on amounts deferred during 2011 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2011.  The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table.  The amounts of performance-based compensation deferred in 2011 were the amounts paid for performance under the annual Performance Pay Program and the Performance Dividend Program that were earned as of December 31, 2010 but not payable until the first quarter of 2011.  These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2011 but not payable until early 2012.  These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP.  Under the Code, employer matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code.  The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP.  The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.  The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company’s prior years’ Information Statements.  The chart below shows the amounts reported in the Company’s prior years’ Information Statements.

	Amounts Deferred under
	the DCP Prior to 2011	Employer Contributions
	and Reported in Prior	under the SBP Prior to
	Years’ Information	2011 and Reported in Prior Years’
	Statements	Information Statements	Total
	($)	($)	($)
C. D. McCrary	456,926	200,180	657,106
P. C. Raymond	0	5	5
T. J. McCullough	0	0	0
Z. W. Smith	0	0	0
S. R. Spencer	0	67,755	67,755

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of Southern Company’s compensation and benefit program or the change-in-control severance program.  All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers.  The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2011 and assumes that the price of Common Stock is the closing market price on December 31, 2011.

Description of Termination and Change-in-Control Events
The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs.  No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events
•	Retirement or Retirement-Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off – Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination – Involuntary termination of a named executive officer for cause.  Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events
At the Southern Company or the Company level:
•
Southern Company Change-in-Control I – Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II – Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company’s stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Termination – Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change in Control – Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:
•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason.  Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per benefit administration committee’s discretion.	Same as Retirement.
Supplemental Benefit Plan — non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP-pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change- in-Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Performance Dividend Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at greater of target or actual performance level.	Same as Southern Company Change-in-Control I.	Prorated at greater of actual or target performance level.	If not otherwise eligible for payment, if the program is still in effect, greater of actual or target performance level for year of severance only.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments
This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2011.

Pension Benefits
The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2011 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Raymond, the SRA are itemized in the chart below. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2011 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.  The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2011 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited.  The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.  The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table.  Those tables show the present values of all the benefits amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses.  Those plans are described in the notes following the Pension Benefits table.  Of the named executive officers, Mr. McCullough was not retirement-eligible on December 31, 2011.  The SRA for Mr. Raymond contains an additional service requirement for benefit eligibility which was not met as of December 31, 2011.  Therefore, he was not eligible to receive retirement benefits under the SRA.  However, death benefits would be paid to his surviving spouse.

			Resignation or	Death
	Retirement ($)		Involuntary ($)	(payments to a spouse) ($)
C. D. McCrary	Pension	10,034	All plans treated as retiring	5,486
	SBP-P	719,615	All plans treated as retiring	719,615
	SERP	234,225	All plans treated as retiring	234,225
P. C. Raymond	Pension	3,408	All plans treated as retiring	2,867
	SBP-P	18,490	All plans treated as retiring	18,490
	SERP	26,096	All plans treated as retiring	26,096
	SRA	0	0	49,388
T. J. McCullough	Pension	n/a	1,769	2,906
	SBP-P	n/a	94,351	10,738
	SERP	n/a	0	20,638
Z. W. Smith	Pension	4,606	All plans treated as retiring	3,896
	SBP-P	27,774	All plans treated as retiring	27,774
	SERP	36,460	All plans treated as retiring	36,460
S. R. Spencer	Pension	7,422	All plans treated as retiring	4,812
	SBP-P	192,916	All plans treated as retiring	192,916
	SERP	78,212	All plans treated as retiring	78,212

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2011 following a change-in-control event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
C. D. McCrary	7,196,145	2,342,246	0	9,538,391
P. C. Raymond	184,901	260,961	493,885	939,747
T. J. McCullough	92,336	177,458	0	269,794
Z. W. Smith	277,737	364,604	0	642,341
S. R. Spencer	1,929,158	782,116	0	2,711,274

The pension benefit amounts in the tables above were calculated as of December 31, 2011 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied.  Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit.  The single sum values were based on a 3.77% discount rate.

Annual Performance Pay Program
The amount payable if a change in control had occurred on December 31, 2011 is the greater of target or actual performance.  Because actual payouts for 2011 performance were above the target level, the amount that would have been payable was the actual amount paid as reported in the Summary Compensation Table.

Performance Dividends
Because the assumed termination date is December 31, 2011, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table.  As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees.  However, under a change-in-control event, performance dividends are payable at the greater of target performance or actual performance.  For the 2008 through 2011 performance-measurement period, actual performance exceeded target-level performance.

Stock Options and Performance Share Units (Equity Awards)
Equity Awards would be treated as described in the Termination and Change-in-Control charts above.  Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest.  There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants’ Equity Awards cannot be converted into surviving company awards. In that event, the value of Equity Awards would be paid to the named executive officers.  For stock options, that value is the excess of the exercise price and the closing price of Common Stock on December 30, 2011, and for performance shares, it is the closing price on December 30, 2011.  The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.  It also shows the number and value of performance shares that would be paid.

			Total Number of
	Number of Equity		Equity Awards		Total Payable in
	Awards with		Following		Cash without
	Accelerated Vesting (#)		Accelerated Vesting (#)		Conversion of
	Stock	Performance	Stock	Performance	Equity
	Options	Shares	Options	Shares	Awards ($)
C. D. McCrary	408,010	49,271	795,764	49,271	11,729,172
P. C. Raymond	49,562	5,988	104,647	5,988	1,566,596
T. J. McCullough	30,146	3,695	61,820	3,695	906,074
Z. W. Smith	37,349	4,663	55,563	4,663	807,955
S. R. Spencer	109,938	13,182	173,138	13,182	2,583,320

DCP and SBP
The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits
All of the named executive officers, except Mr. McCullough, are retirement-eligible.  Healthcare benefits are provided to retirees and there is no incremental payment associated with the termination or change-in-control events.  Because Mr. McCullough was not retirement-eligible, healthcare benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.  The estimated cost of providing two years of healthcare insurance premiums for Mr. McCullough is $33,228.

Financial Planning Perquisite
For the named executive officers who are retirement-eligible, an additional year of the Financial Planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement.  Mr. McCullough is not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits
The named executive officers are participants in a change-in-control severance plan.  The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. McCrary and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2011 in connection with a change in control.

Severance Amount ($)
C. D. McCrary	2,661,137
P. C. Raymond	412,558
T. J. McCullough	323,992
Z. W. Smith	411,059
S. R. Spencer	648,842

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged.  This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Compensation Committee’s consultant, stock ownership requirements, compensation governance practices, and the claw-back provision. The assessment was reviewed with the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is made up of non-employee Directors of Southern Company who have never served as executive officers of Southern Company or the Company.  During 2011, none of Southern Company’s or the Company’s executive officers served on the Board of Directors of any entities whose Directors or officers serve on the Compensation Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company.  The following table shows the number of shares of Common Stock owned by Directors, nominees, and executive officers as of December 31, 2011.  It is based on information furnished by the Directors, nominees, and executive officers.  The shares beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2011.

		Shares Beneficially Owned Include:

Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)
Whit Armstrong	22,536	8,575	0
Ralph D. Cook	5,369	5,266	0
David J. Cooper, Sr.	28,014	0	0
Thomas A. Fanning	950,873	0	939,586
John D. Johns	14,531	14,531	0
Patricia M. King	9,118	8,572	0
James K. Lowder	43,219	0	0
Charles D. McCrary	609,103	0	602,965
Malcolm Portera	16,745	16,573	0
Robert D. Powers	9,913	8,618	0
C. Dowd Ritter	9,120	0	0
James H. Sanford	16,405	0	0
John C. Webb, IV	18,267	8,575	0
Theodore J. McCullough	47,832	0	46,517
Philip C. Raymond	83,182	0	80,598
Zeke W. Smith	39,210	0	35,564
Steve R. Spencer	124,759	0	120,961
Directors, Nominees, and Executive Officers as a group (17 people)	2,048,196	70,710	1,826,191

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. Whit Armstrong served as Chairman of The Citizens Bank, Enterprise, Alabama, until March 2011.  During 2011, The Citizens Bank furnished a number of regular banking services in the ordinary course of business to the Company.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.”  Southern Company has a Code of Ethics as well as a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.  The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions.  As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual.  The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.